Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into on this 1st day of August, 2016 by and between Duck Creek Technologies, LLC (the “Company”) and Michael A. Jackowski (the “Employee”).

R E C I T A L S:

Disco Topco Holdings (Cayman), L.P. (the “Issuer”), Accenture LLP (“Accenture”), Accenture International SARL (“Accenture International”) and Disco (Cayman) Acquisition Co. are parties to a Transaction Agreement, dated April 14, 2016, (the “TA”). Issuer and the Company (collectively, and together with all other subsidiaries of the Issuer, the “Company Group”) are engaged in the software and the software as a service business. In connection with transactions contemplated by the TA (the “Transaction”), the parties hereto desire to enter into this Agreement, effective as of the Closing, as such term is defined in the TA (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and the compensation provided for herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Effect of Prior Agreements.

(a) Prior Agreements. This Agreement expresses the whole and entire agreement between the parties with reference to the employment of the Employee after the Effective Date and will supersede and replace, effective as of the Effective Date, any prior employment agreements, understandings or arrangements (whether written or oral) between the Employee and the Company Group or any of its equity holders (and their affiliates), including Accenture and the Company (the “Prior Agreements”), other than the term sheet entered into between the Employee and Accenture, dated as of April 13, 2016 and other than the Employee’s rights with respect to any equity awards and/or employee benefits with respect to Accenture and/or any of its affiliates.

2. Definitions. Wherever used in this Agreement, including, but not limited to, the Recitals and Sections 1 and 2, the following terms shall have the meanings set forth below (unless otherwise indicated by the context), and such meanings shall be applicable to both the singular and plural form (except where otherwise expressly indicated):

(a) “Apax” means Apax Partners LP.

(b) “Cause” means, during employment, the Employee’s (i) embezzlement, misappropriation of corporate funds, or other acts of material dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any such felony or misdemeanor; (iii) any act constituting a willful or volitional act or failure to act which causes or can be expected to cause injury to the Company Group, as defined below (but not counting decisions, acts or omissions made in the ordinary course of business); (iv) material failure to comply or adhere to the Company’s policies, which have been communicated to Employee in writing; (v) material breach during employment of the Restrictive Covenant Agreement, as defined below; or (vi) material dishonesty, gross negligence or intentional misconduct (including willfully violating any law, rule or regulation). Employee shall not be terminated for Cause unless (x) he is provided with written notice from the Board setting forth the acts or omissions giving rise to such termination and, if curable and excluding items (i), (ii) and (vi), he fails to cure such events or omissions within 15 days of receipt of such notice and (y) following an IPO or a Change of Control (under clause (i) of such definition), there is a majority vote of the Board, as defined below, to terminate Employee’s employment for Cause.

(c) “Change of Control” means the consummation of a transaction, whether in a single transaction or in a series of related transactions, pursuant to which:

(i) an independent third party, or a group of independent third parties, (A) acquire (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) beneficial ownership of at least a majority of the outstanding equity securities of the Issuer (or any surviving or resulting company) (unless the Sponsors or their affiliates retain a majority of the outstanding equity securities of the general partner of the Issuer entitled to appoint a majority of the members to the board of directors of such entity) or (B) acquire assets constituting all or substantially all of the assets of the Issuer and its subsidiaries (as determined on a consolidated basis); provided, that a merger, recapitalization or other sale or business combination transaction shall not be deemed a “Change of Control” if after such transaction the Sponsors (or their affiliates) beneficially own, in the aggregate, at least a majority of the outstanding equity securities of the Issuer and/or any subsidiary(ies) of the Issuer which beneficially owns substantially all of the assets of the Issuer or the parent or successor of the Issuer; or

(ii) Accenture acquires more than 50 percent of the equity interests in the Issuer and/or any subsidiary(ies) of the Issuer which beneficially owns substantially all of the assets of the Issuer or the parent or successor of the Issuer.

For the avoidance of doubt, the acquisition of Class A Units in the Issuer by Apax and its affiliates or Class B Units in the Issuer by Accenture and its affiliates shall not constitute a “Change of Control.”

(d) “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

(e) “Commencement Date” means the sixty-first (61st) day following the Employee’s Termination Date.

(f) “Disability” means the Employee’s inability, because of physical or mental illness or injury, to perform the essential functions of his customary duties to the Company, even with a reasonable accommodation, and the continuation of such disabled condition for a period of 120 continuous days, or for not less than 180 days during any continuous 24 month period. Whether the Employee has incurred a Disability shall be determined by a medical doctor selected by the Company subject to the Employee’s reasonable approval.

(g) “Good Reason” means, without Employee’s prior written consent, (i) a material reduction in Employee’s title, duties, authorities and responsibilities measured in the aggregate from those described in Section 3, which for the avoidance of doubt shall include, (w) removal as Chief Executive Officer or President of the Issuer or the Company (or following a Change of Control, Employee is not the Chief Executive Officer of the successor entity, including its ultimate parent), (x) Employee is not appointed to or is removed from the Board (as defined below) (including, following a Change of Control, as a member of the board of directors of the successor entity and, if applicable, its ultimate parent), (y) Employee no longer reports directly to the Board (including, following a Change of Control, the board of directors or similar body of the successor entity, including its ultimate parent) or any executive of the Company Group fails to report to Employee (except as otherwise contemplated under Section 3), or (z) Employee ceases to be the senior-most executive officer in the Issuer or the Company; (ii) a material reduction in Employee’s Annual Base Salary, as defined below, or his Target Bonus opportunity as a percentage of his Annual Base Salary (as the term Target Bonus is defined below); (iii) Employee’s primary work location is moved from the Chicago, IL metropolitan area; or (iv) a successor to all or substantially all of the assets of the Company Group fails to assume this Agreement either contractually or by operation of law as of the date of the consummation of such transaction; provided that any such event shall constitute Good Reason only if the Issuer or the Company, as applicable, fails to cure such event within 30 days after the Company’s receipt from Employee of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 90th day following its occurrence, unless Employee has given the Company written notice thereof prior to such date and terminates his employment (provided the event is not cured) within 60 days following the date of such notice.

(h) “IPO” means a registered initial public offering in the United States or foreign jurisdiction of the equity securities of the Issuer (or any entity into which equity securities of the Issuer may be converted in connection with such offering) or any subsidiary of the Issuer.

(i) “Person” means any individual, person, partnership, limited liability company, joint venture, corporation, company, firm, group or other entity.

(j) “Section 409A” means Section 409A of the Code and regulations and other guidance issued thereunder.

(k) “Separation from Service” means a “separation from service” from the Company or any of its subsidiaries or affiliates within the meaning of Section 409A.

(l) “Sponsors” means Accenture and Apax.

(m) “Termination Date” means the date the Employee’s employment is terminated, and which termination is a Separation from Service.

3. Titles, Duties and Reporting. During the Term (as defined in Section 4), the Employee shall be employed as Chief Executive Officer and President of the Issuer and the Company. Employee shall also be a member of the board of directors/managers of the general partner of the Issuer (together with any successor boards, the “Board”) and, to the extent it has a board, the Company; and shall report to the Board. During the Term, Employee shall be the senior-most executive officer of the Issuer and the Company. Employee shall have the duties and authorities customarily associated with these positions in companies the nature and size of the Issuer and the Company and (except as required by law or in connection with internal investigations or audits) all of the Company Group’s executives shall report directly or indirectly, as appropriate, to Employee. Notwithstanding the foregoing, in certain circumstances (such as in the case of the Chief Financial Officer) business reasons may require the Company Group’s executives to simultaneously report to the Board on a dotted-line basis.

4. Term of Employment.

(a) Term. Commencing on the Effective Date, Employee shall be employed by the Company until Employee or the Company terminate Employee’s employment as provided in Section 7 (such period, the “Term”).

(b) Prohibition of Resignation. Notwithstanding the immediately prior Section 4(a), in consideration of the benefits conferred upon the Employee pursuant to this Agreement, the Employee hereby affirmatively acknowledges and agrees that the Employee shall have no right to terminate the Employee’s employment for “Good Reason”, as defined in this Agreement or any Prior Agreement, as a result of the Transaction and any related changes in title, duties and reporting structure as contemplated by this Agreement.

5. Compensation.

(a) Annual Base Salary. During the Term, the Employee’s annual base salary will be $648,145 (“Annual Base Salary”); which shall be subject to annual review on each anniversary of the Effective Date for increase but not decrease. The Company agrees to use commercially reasonable efforts to ensure Employee’s base salary and annual bonus are reported on a W-2.

(b) 2016 Bonus. The Employee’s bonus for fiscal year 2016 (i.e., the fiscal year ending on August 31, 2016) will equal $324,073 (the “Threshold Bonus Amount”) if $13.6 million of specific annual contract value bookings for software in the fiscal year 2016 is achieved (“Target Achievement Level”) and will equal $648,145 (the “Maximum Bonus Amount”) if $25.0 million of specific annual contract value bookings for software in the fiscal year 2016 is achieved (“Maximum Achievement Level”); provided, that, if the amount of specific annual contract value bookings for software in the fiscal year 2016 is between the Target Achievement Level and Maximum Achievement Level, the amount of the 2016 bonus will be determined by interpolation on a straight line basis between the Threshold Bonus Amount and the Maximum Bonus Amount. No bonus will be payable if the Target Achievement Level has not been achieved. Except as otherwise provided in Section 7(d), payment of any bonus for fiscal year 2016 shall be subject to the Employee’s continued employment with the Company through the time of payment.

(c) Annual Bonus. Beginning for fiscal year 2017 (i.e., beginning on September 1, 2016) and for each fiscal year thereafter during the Term, the Employee will be entitled to receive a cash bonus (the “Annual Bonus”) based on achievement of predetermined and reasonably attainable performance goals established by the Board in consultation with the Employee (the “Performance Goals”). The target Annual Bonus shall be 50% of Annual Base Salary (“Target Bonus”), payable at target if the target Performance Goals are achieved, with an opportunity to earn up to 100% of Annual Base Salary for performance exceeding the target Performance Goals. Except as provided in Section 7(d) below, payment of any Annual Bonus shall be subject to the Employee’s continued employment with the Company through the time of payment. Any Annual Bonus (including the 2016 Bonus) shall be paid in the fiscal year following the end of the performance period, within a reasonable period of time following the end of such fiscal year and in all events no later than the time such bonuses for the applicable fiscal year are paid to similarly situated active employees of the Company.

(d) Benefit Plans. Employee shall receive employee benefits no less favorable than other similarly situated employees of the Company Group in the United States, which shall, for the first eighteen (18) months following the Effective Date, be no less favorable in the aggregate than the benefits provided to Employee by Accenture, immediately prior to the Effective Date. In all events, Employee will be provided, at the cost of the Company, with a group life insurance policy in the amount of $1.5 million. Employee will also be reimbursed for reasonable business expenses in accordance with the Company’s expense reimbursement policy, which reimbursements shall be made within sixty (60) days following Employee’s submission of a written invoice to the Company describing such expenses in reasonable detail.

(e) Grant of Class D Units. Shortly following the Effective Date, the Employee will be eligible to receive Class D Units (“Class D Units”) in the Issuer pursuant to the terms of incentive unit award agreement, substantially in the form attached hereto as Exhibit A (the “Class D Unit Agreement”). The Class D Units allocated to the Employee will represent 1.25% of the fully diluted outstanding equity of the Issuer on the Effective Date (counting as outstanding the full 10% Class D Unit pool). Notwithstanding anything to the contrary provided herein, Class D Units shall at all times be governed by the terms of the Class D Unit Agreement and any other documents referred to therein.

(f) Indemnification. In addition to indemnification protections and directors’ and officers’ liability insurance coverage rights the Employee has under the TA, if any, the Employee shall receive indemnification for third party claims (and advancement of expenses) protection and coverage under directors’ and officers’ liability insurance policies on a basis no less favorable than the basis under which any director or officer of the Issuer and/or the Company is so covered.

6. Non-Compete, Non-Solicitation, and other Covenants. On the date hereof, the Employee shall enter into the “Restrictive Covenant Agreement”, attached hereto as Exhibit B, provided, that such agreement will become effective on the Effective Date.

7. Termination and Other Post Termination Benefits.

(a) Cause/Without Good Reason. The Company shall have the right to terminate the Employee’s employment under this Agreement at any time for Cause upon written notice to the Employee as provided in subparagraph (f) below. Subject to Section 4(b), the Employee shall have the right to terminate the Employee’s employment under this Agreement without Good Reason upon 30 days’ advance written notice to the Company as provided in subparagraph (f) below. In the event the employment of the Employee is terminated by the Company for Cause or by the Employee without Good Reason (subject to Section 4(b)), the Employee shall have no right to receive compensation or other benefits under this Agreement (other than the Accrued Payments set forth in Section 7(d)) for any period after such termination. In addition, the Employee shall remain entitled to any rights under Section 5(f), the last sentence of Section 7(d) and Section 19.

(b) Other Than Cause / Good Reason. If the employment of the Employee is terminated by the Company without Cause (other than due to death or Disability) or is terminated by the Employee for Good Reason, the Employee shall be entitled to the following compensation and benefits, in addition to the Accrued Payments set forth in Section 7(d):

(i) an amount equal to the sum of Annual Base Salary and Target Bonus, payable monthly in 12 equal installments, commencing on the Commencement Date; provided, however if such termination occurs on, or within one year after, a Change of Control (provided such event is also a “change of control event” as determined in accordance with Section 409A), such amount shall be paid in a lump sum on the Commencement Date;

(ii) a pro-rata bonus in respect of the fiscal year in which Employee’s Termination Date occurs (to be paid in accordance with Section 5(c) above) in an amount equal to the product of (A) the bonus that the Employee would have been entitled to receive based on actual achievement of the applicable Performance Goals through the Termination Date and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through the Termination Date and (y) the denominator of which is the number of days during the applicable fiscal year (“Pro-Rata Bonus”);

(iii) a payment equal to the Company’s monthly contribution for the Employee’s (and his covered dependents) health coverage costs at the time of the Termination Date multiplied by 12, payable in 4 quarterly installments following the Termination Date (“COBRA Payment”); and

(iv) the Company shall make available to the Employee, for the 12-month period following the Termination Date, at the Company’s cost, outplacement services by such entity or person as shall be designated by the Company, with the cost to the Company of such outplacement services not to exceed Twenty Thousand Dollars ($20,000).

If the Employee breaches any of the covenants set forth in the Restrictive Covenant Agreement, the Employee shall not be entitled to receive any further compensation or benefits pursuant to this Section 7(b) from and after the date of such breach and the Employee shall be required to promptly repay any compensation the Employee received pursuant to this Section 7(b) prior to the date of such breach. Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay the payments and provide the benefits set forth in this Section 7(b) unless, within sixty (60) days after the Termination Date, the Employee executes and delivers to the Company a release of claims in the form attached hereto as Exhibit C and the revocation period of such release expires.

(c) Death / Disability. If the Employee’s employment is terminated due to his death or Disability, Employee (or his estate, as applicable) shall be entitled to receive the Pro-Rata Bonus and the COBRA Payment (payable as set forth in Section 7(b) of this Agreement) and the Accrued Payments set forth in Section 7(d).

(d) Accrued Payments. In the event of a termination of employment for any reason, Employee will receive (A) the Employee’s accrued and unpaid base salary, vacation (in accordance with Company policy) and unreimbursed business expenses (if any) through the Termination Date, payable as soon as practicable following the Termination Date, (B) except in the event of a termination for Cause or a resignation without Good Reason, the earned but unpaid portion, if any, of any Annual Bonus with respect to a fiscal year ending prior to the Termination Date, payable at the same time annual bonuses for such fiscal year are otherwise paid to the Company’s senior executives, and (C) all other amounts to which the Employee is entitled under any compensation plan of the Company at the time such payments are due (items (A) through (C) collectively, the “Accrued Payments”). In addition, for all terminations, the Employee shall remain entitled to any payments or benefits provided under any outstanding equity or long-term incentive agreements, in accordance with the terms of such agreements, including, without limitation, the Class D Unit Agreement and any related documentation thereto.

(e) No Mitigation Obligation. In receiving any payments pursuant to this Section 7, the Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee hereunder and such amounts shall not be reduced or terminated whether or not the Employee attains other employment.

(f) Notice of Termination. A termination of the Employee’s employment by the Company or the Employee for any reason other than death shall be communicated by Notice of Termination to the other party hereto. For this purpose, a “Notice of Termination” means a written notice which specifies the effective date of termination consistent with this Agreement.

8. Severability. All agreements and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

9. Assignment Prohibited. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of his, her, or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this Section 9 shall preclude the Employee from designating a beneficiary to receive any benefit payable under this Agreement upon the Employee’s death pursuant to Section 7(c). Notwithstanding the foregoing, the Company and Issuer may assign their rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company Group (by merger or otherwise).

10. No Attachment. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

11. Headings. The headings of paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12. Governing Law. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of Illinois without regard to conflicts of law principles thereof and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Illinois shall be applicable and shall govern to the exclusion of the law of any other forum. Any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of Illinois, and by execution and delivery of this Agreement, the Employee and the Company irrevocably consent to the exclusive jurisdiction of those courts and the Employee hereby submits to personal jurisdiction in the State of Illinois. The Employee and the Company irrevocably waive any objection, including any objection based on lack of jurisdiction, improper venue or forum non conveniens, which either may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect to this Agreement or any transaction related hereto. The Employee and the Company acknowledge and agree that any service of legal process by mail in the manner provided for notices under this Agreement constitutes proper legal service of process under applicable law in any action or proceeding under or in respect to this Agreement.

13. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Employee’s heirs, executors, administrators and legal representatives, and the Company and its permitted successors and assigns. If the Employee should die while any payment, benefit or entitlement is due to the Employee hereunder, such payment, benefit or entitlement shall be paid or provided to the Employee’s designated beneficiary(ies) (or if there is no designated beneficiary, to his estate).

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. Notices. All notices, requests, demands and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission, email transmission (in PDF format) or similar writing) and shall be given to such party at his, her, or its address or telefacsimile number set forth below or at such other address or telefacsimile number as such party may hereafter specify for the purpose of giving notice to the other party:

(a)	If to the Employee:

to the Employee’s home address reflected in the Company’s books and records, and if to Employee’s legal representative, to such Person at the address of which the Company is notified in accordance with this Section 15.

(b)	If to the Company:

Duck Creek Technologies LLC

161 North Clark Street

Chicago, IL 60601

Attention: General Counsel

with copy to, which shall not constitute notice to the Company

c/o Apax Partners, L.P.

601 Lexington Ave. 53rd Floor

New York, NY 10022

Each such notice, request, demand or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section 15. Delivery of any notice, request, demand or other communication by telefacsimile or email shall be effective when received if received during normal business hours on a business day. If received after normal business hours, the notice, request, demand or other communication will be effective at 10:00 a.m. on the next business day.

16. Modification of Agreement. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section 16 may not be waived except as herein set forth.

17. Taxes. To the extent required by applicable law, the Company shall deduct and withhold all necessary federal, state, local and employment taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

18. Compliance with Section 409A. It is the Company’s intent that payments and benefits under this Agreement comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Employee shall not be considered to have terminated employment with the Company or any subsidiary or affiliate thereof for purposes of this Agreement unless the Employee would be considered to have incurred a Separation from Service from the Company or any of its subsidiaries or affiliates. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A or any other exemption under Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent that any reimbursements or in-kind benefits due to the Employee under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements and in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Employee’s Separation from Service shall instead be paid on the first business day after the date that is six months following the Employee’s Separation from Service (or death, if earlier). This Agreement may be amended in any respect deemed by the Company in good faith to be necessary in order to preserve compliance with Section 409A without imposing any additional interest, taxes or penalties on the Employee.

19. Section 280G. Notwithstanding anything in this Agreement or otherwise to the contrary, in the event that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Issuer, the Company or any member of the Company Group, or any entity that effectuates a change of control (or any of its affiliates) to or for the benefit of the Employee (whether pursuant to the terms of this Agreement or any other plan, equity-based award, arrangement, agreement or otherwise) (all such payments, awards, benefits and/or distributions being hereinafter referred to as the “Total Payments”) would be subject to the excise tax under Section 4999 of the Code (or any successor provision) (the “Excise Tax”), then:

(a) If no “stock” of the Company Group is then “readily tradable” on an “established securities market” or otherwise within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code, prior to the closing of the applicable transaction, the Company (or the applicable corporation undergoing a change in control) shall make good faith efforts to obtain shareholder approval of the Total Payments, such that upon shareholder approval, such portion of the Total Payments shall be not subject to the Excise Tax. The Employee shall fully cooperate to ensure that such shareholder approval of all such Total Payments is valid (including by executing all required waivers). Failure to obtain such shareholder approval following good faith efforts of the Company (or the applicable corporation undergoing a change in control) shall not constitute a breach of this Agreement or result in any additional payments to be made to the Employee with respect to the Excise Tax. In addition, the Employee can voluntarily decide not to execute the waiver, in which case the failure of the Company (or the applicable corporation undergoing a change in control) to obtain such shareholder approval shall not constitute a breach of this Agreement or result in any additional payments to be made to the Employee with respect to the Excise Tax.

(b) In the event that (i) the shareholder approval described in Section 19(a) is not obtained or (ii) the “stock” of the Company Group is “readily tradable” on an “established securities market” or otherwise within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code, then, to the extent necessary to make such portion of the Total Payments not subject to the Excise Tax, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with any such reduction being made as follows: cash payments being reduced before equity-based compensation or other non-cash compensation or benefits, in each case, in reverse order beginning with payments or benefits that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code, provided that, in the case of all of the foregoing Total Payments, all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c)f as would result in no portion of the payments being considered “excess parachute payments” under Section 280G of the Code.

(c) Section 19(b) shall not apply and no reduction of Total Payments will occur if (i) clause 19(b)(ii) is applicable and (ii) (1) the net amount of such Total Payments, as reduced pursuant to Section 19(b) (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is less than (2) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of excise tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(d) Any determinations that are made pursuant to this Section 19 shall be made by a nationally recognized certified public accounting firm that shall be selected by the Company (and paid by the Company) prior to any transaction that is subject to Section 280G of the Code and reasonably acceptable to the Employee (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Employee setting forth in reasonable detail the basis of the Accountant’s determinations.

20. Recitals. The recitals to this Agreement shall form a part of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first indicated above.

Duck Creek Technologies LLC

By:	Disco Topco Holdings (Cayman), L.P.,
its sole member

By:	Disco (Cayman) GP Co.,
its general partner

By:	/s/ Umang Kajaria
Name: Umang Kajaria
Title: Authorized Signatory

Solely for the purposes of Sections 3, 5(e) and 5(f) of this Agreement:

Disco Topco Holdings (Cayman), L.P.

By:	Disco (Cayman) GP Co.,
its general partner

By:	/s/ Umang Kajaria
Name: Umang Kajaria
Title: Authorized Signatory

EMPLOYEE
/s/ Michael A. Jackowski
Michael A. Jackowski

[Signature Page to Michael Jackowski Employment Agreement]

Exhibit A

Incentive Unit Award Agreement

INCENTIVE UNIT AWARD AGREEMENT

IN MAKING AN INVESTMENT DECISION MANAGEMENT PARTNERS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE OR NON-U.S. SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT, AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. MANAGEMENT PARTNERS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS INCENTIVE UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of [_], 2016 (the “Grant Date”) by and between Disco Topco Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (the “Partnership”) and Michael Jackowski (“Management Partner”).

RECITALS

A. The Partnership is agreeing to issue to Management Partner the number of Class D Units in the Partnership specified below subject to the terms and conditions contained herein and in the Amended and Restated Agreement of Exempted Limited Partnership of the Partnership, dated August 1, 2016, by and among Disco (Cayman) GP, Co., a Cayman Islands exempted company, as the sole general partner (together with any other general partner substituted therefor in accordance with the provisions of such agreement, the “General Partner”), RBW Investment GMBH & CO. KG and those persons and entities listed on the Schedule of Partners attached thereto (as may be amended from time to time, the “Partnership Agreement”), a copy of which is attached hereto as Exhibit A.

B. This Agreement is intended to be an incentive plan referred to in clause (a)(i) of the definition of “Excluded Securities” in the Partnership Agreement and Incentive Units, as defined below, granted hereunder are intended to be Excluded Securities.

C. This Agreement is a written compensation contract within the meaning of Rule 701 under the Securities Act and, except to the extent that such Incentive Units are granted to “accredited investors” (as such term is defined in Regulation D promulgated pursuant to Section 4(2) of the Securities Act) (the “Accredited Investor”), the grant of Incentive Units is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701.

D. The Partnership and Management Partner desire to enter into this Agreement to set forth the terms and conditions of such grant.

E. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Partnership Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter contained, the parties hereto do hereby agree as follows:

1. Grant of Incentive Units.

(a) In reliance on the representations and warranties contained herein, and subject to all of the terms and conditions included herein and in the Partnership Agreement, the Partnership hereby grants to Management Partner, effective as of the Grant Date, [_] Class D Units in the Partnership (such Class D Units, the “Incentive Units”).

For the purposes of this Agreement, Incentive Units shall be deemed granted in three tranches, as follows:

“Class D-1 Units”         80% of the Incentive Units, rounded down to the nearest Unit.

“Class D-2 Units”         10% of the Incentive Units, rounded down to the nearest Unit.

“Class D-3 Units”         The remaining Incentive Units.

The Incentive Units represent interests in the profits of the Partnership and are being granted as additional consideration for services anticipated to be provided to Duck Creek Technologies, LLC, the Partnership and the Partnership’s Subsidiaries, as applicable (collectively, the “Company Group”) on or after the date hereof.

(b) Management Partner shall have all rights of a holder of Incentive Units of the Partnership as set forth in the Partnership Agreement, including the right to receive Distributions thereon in accordance with the terms of the Partnership Agreement; provided, however, that all restrictions contained in this Agreement and, to the extent not in conflict with this Agreement, the Partnership Agreement shall apply to each Incentive Unit and to any other securities distributed with respect to such Incentive Unit.

(c) [The parties agree that the Minimum Threshold Equity Value of the Incentive Units on the Grant Date is [_____].] [For initial grants, to equal Capital Contributions.]

2. Distributions. On the Grant Date all of the Incentive Units shall be Non-Participating Class D Units. The Incentive Units shall become Participating Class D Units as follows:

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(a) Class D-1 Units. Class D-1 Units shall become Participating Class D Units following the later of (i) the date on which aggregate Distributions exceed the Minimum Threshold Equity Value and (ii) the date on which aggregate Distributions exceed an amount necessary for the Apax Group to achieve an MOIC (as defined below) equal to 1.

(b) Class D-2 Units and Class D-3 Units. Class D-2 Units shall become Participating Class D Units following the later of (i) the date on which aggregate Distributions exceed the Minimum Threshold Equity Value and (ii) the date on which aggregate Distributions exceed an amount necessary for the Apax Group to achieve an MOIC equal to (A) 3, with respect to Class D-2 Units and (B) 4, with respect to Class D-3 Units.

For the purposes of this Agreement:

(a) “Board” means the board of directors of the General Partner, or any successor board.

(b) “Change of Control” means (i) a Partnership Sale or (ii) the consummation of a transaction, whether in a single transaction or in a series of related transactions, pursuant to which Accenture Group acquires more than fifty (50) percent of the equity interests in the Partnership and/or any Subsidiary of the Partnership which beneficially owns substantially all of the assets of the Partnership or the parent or successor of the Partnership. For the avoidance of doubt, the acquisition of Class A Units in the Partnership by Apax Group or Class B Units in the Partnership by Accenture Group shall not constitute a Change of Control

(c) “Marketable Securities” means equity securities, other than equity securities of the Partnership or of any entity into which such securities are converted in connection with a Public Offering that (i) are freely traded without restriction of volume or manner of sale under Rule 144 of the Securities Act, (ii) are listed on any of the New York Stock Exchange, Nasdaq Stock Market or another United States public exchange reasonably acceptable to the Partnership or (iii) have a sufficient daily trading volume, as determined by the Board in its reasonable discretion, to permit resales of such securities in such time period, volume and manner as the Board deems appropriate without a discount.

(d) “MOIC” means the quotient obtained by dividing (i) without duplication, the cumulative value of all Distributions of cash (other than on account of Class C Units or Class D Units) by the Partnership to Apax Group (including Change in Control (as defined in clause (i)) cash sales proceeds and extraordinary distributions and distributions of proceeds upon a Public Offering) by (ii) the aggregate investment by Apax Group in the Partnership at Fair Market Value at or following the Closing (it being understood that any investments made by employees, officers, directors or independent contractors of the Company Group do not constitute cash invested by the Apax Group), including subsequent Capital Contributions. For purposes of calculating MOIC, Marketable Securities shall be treated as cash but any price paid by Apax Group for Class C Units or Class D Units shall not be included in the calculation.

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3. Vesting. The Incentive Units will vest in accordance with the terms set forth below.

(a) Time-Vesting Units. Fifty percent (50%) of the Incentive Units, allocated proportionally among Class D-1 Units, Class D-2 Units and Class D-3 Units, shall vest based on the passage of time (the “Time-Vesting Units”) as follows, subject to continued employment through the vesting date: Six and a quarter percent (6.25%) of the Time-Vesting Units shall vest quarterly beginning on the date that is three months following the Grant Date/[Note: For initial grants to replace with the date of the closing date of Duck acquisition], such that 100% of the Time-Vesting Units will be fully vested on the fourth anniversary of the Grant Date /[Note: For initial grants to replace with the date of the Duck acquisition]. Notwithstanding the foregoing, all Time-Vesting Units held by the Management Partner shall vest, to the extent outstanding on such date, upon a Change of Control or, if earlier, in the event that any person (including a “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) owns a larger percentage of equity interests in the Partnership than Apax Group. In addition, subject to continued employment through the vesting date, Class D-2 Units and Class D-3 Units, which are Time-Vesting Units, shall become fully vested upon becoming Participating Class D Units.

(b) Performance-Vesting Units. Fifty percent (50%) of the Incentive Units, allocated proportionally among Class D-1 Units, Class D-2 Units and Class D-3 Units, shall vest (subject to continued employment through the vesting date) on the date on which they become Participating Class D Units (the “Performance-Vesting Units”). All Performance-Vesting Units which do not vest on or prior to the date that Apax Group sells all of its equity interests in the Partnership will be forfeited; provided, however if on the date that Apax Group sells all of its equity interests in the Partnership, Accenture Group owns more than 50% of the equity interests in the Partnership and any Performance-Vesting Units remain unvested as of such date, the definition of “MOIC” will be read such that all references to “Apax Group” shall instead refer to “Accenture Group.”

(c) Termination of Employment. In the event that Management Partner’s employment is terminated without Cause or Management Partner resigns for Good Reason (with such term having the meaning, if any, set forth in each Management Partner’s employment agreement with the Partnership or any of its Subsidiaries) following the later of (i) the execution of a definitive agreement which results in a Change of Control or (ii) the date which is six (6) months prior to a Change of Control (an “Anticipatory Termination”), Management Partner shall be treated as employed on the date of the Change of Control for the purposes of this Section 3. Except in the case of an Anticipatory Termination, upon the termination of Management Partner’s employment with the Company Group for any reason, all unvested Incentive Units will be automatically canceled without consideration and forfeited as of the date of such termination.

4. Breach of Restrictive Covenants. Reference is made to that Certain Restrictive Covenant Agreement, executed by the Management Partner on or about August 1, 2016 (the “Restrictive Covenants Agreement”). Such Restrictive Covenants Agreement shall be the “Restrictive Covenants Agreement” referenced in the Partnership Agreement.

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5. Forfeiture. Upon the forfeiture of any Incentive Units pursuant to the Partnership Agreement or Section 3 hereof, Management Partner and members of Management Partner’s Call Group and their heirs, successors and assigns shall thereafter have no right, title or interest whatsoever in such forfeited Incentive Units and such forfeited Incentive Units shall be returned to the Partnership. Management Partner shall receive no payment from the Partnership in connection with the forfeiture of any Incentive Unit.

6. Termination of Transfer Restrictions. In addition to the provisions of Section 9.1(d) of the Partnership Agreement, Management Partner may also Transfer vested Incentive Units (or any Equity Securities received with respect thereto, upon conversion or otherwise) following a Partnership Sale or a Qualified IPO except that Management Partner will be subject to a customary six-month underwriters lock-up on a Qualified IPO and thereafter on underwritten offerings.

7. Representations and Warranties of Management Partner. Management Partner hereby represents and warrants to the Partnership as of this date as follows:

(a) Management Partner’s domicile is the State of Illinois, all discussions related to this Agreement, the Incentive Units, and the offer and acceptance of this Agreement, and the Incentive Units granted hereunder, occurred in the State of Illinois.

(b) If Management Partner checks the following box I, Management Partner qualifies as an Accredited Investor.

(c) If Management Partner checks the following box ☐, Management Partner does not qualify as an Accredited Investor.

(d) Management Partner has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment to be made by Management Partner hereunder. Management Partner understands and has taken cognizance of all the risk factors related to the investment in the Incentive Units.

(e) Management Partner is acquiring the Incentive Units for his or her own account for investment and not with any view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

(f) Management Partner understands that (i) the Incentive Units have not been registered under the Securities Act or applicable state securities laws, in reliance on exemptions from registration under the Securities Act and applicable state securities laws and (ii) no federal or state agency has made any finding or determination as to the fairness for investment, nor any recommendation or endorsement, of the Incentive Units.

(g) Management Partner acknowledges and agrees that (i) except as expressly provided for in this Agreement, no representations or warranties have been made to Management Partner by the Partnership, any manager, officer, agent, employee or Affiliate of the Partnership, or any other Persons with respect to Management Partner’s investment in the Incentive Units, (ii) except for this Agreement and the Partnership Agreement, there are no agreements, contracts, understandings or commitments between Management Partner on the one hand and the Partnership, any manager, officer, agent, employee or Affiliate of the Partnership on the other hand, with respect to Management Partner’s investment in the Incentive Units, (iii) in entering

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into this transaction Management Partner is not relying upon any information, other than that contained in the Partnership Agreement, this Agreement and the results of Management Partner’s own independent investigation, (iv) Management Partner’s financial situation is such that Management Partner can afford to hold the Incentive Units for an indefinite period of time, has adequate means for providing for his or her current needs and personal contingencies, and can afford the eventuality that the Incentive Units may ultimately have no value, (v) the future value of the Incentive Units is speculative, and (vi) Management Partner’s investment in the Incentive Units is subject to dilution by the issuance of additional Units by the Partnership and Management Partner is not entitled to any preemptive, tag-along, information or other minority investor rights with respect to the Incentive Units, other than as expressly set forth in this Agreement, the Partnership Agreement or as otherwise provided under applicable law.

(h) Management Partner is fully informed and aware of the circumstances under which the Incentive Units must be held and the restrictions upon the resale of the Incentive Units under the Securities Act and any applicable state securities laws. Management Partner understands that he or she must bear the economic risk of his or her investment in the Incentive Units for an indefinite period of time because the Incentive Units have not been registered under the Securities Act and, therefore, cannot be sold unless they are registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available, that the availability of an exemption may depend on factors over which Management Partner has no control, that unless so registered or exempt from registration the Incentive Units may be required to be held for an indefinite period. Management Partner understands that an exemption from registration is not presently available pursuant to Rule 144 promulgated under the Securities Act by the Commission, that there is no assurance that such exemption will ever become available to Management Partner and that even if it were to become available, sales pursuant to Rule 144 would be limited in amount and could only be made in full compliance with the provisions of Rule 144.

(i) Management Partner has received and reviewed the Partnership Agreement.

(j) Management Partner has full authority to enter into this Agreement and the Partnership Agreement, and to perform Management Partner’s obligations hereunder and thereunder. This Agreement has been, and the Partnership Agreement has been (if Management Partner already holds Units) or, upon the execution and delivery of the counterpart signature page referred to in Section 11(g) below, the Partnership Agreement will have been (if Management Partner does not already hold Units), duly and validly executed and delivered by Management Partner and constitute and/or will constitute legal, valid and binding obligations of Management Partner, enforceable against Management Partner in accordance with their terms, subject, as to the enforcement of remedies, to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors and general principles of equity. The execution, delivery and performance of this Agreement does not and will not, and the previous execution and delivery of the Partnership Agreement did not and if executed and delivered on the date hereof will not (if Management Partner already holds Units) or, upon the execution and delivery of the counterpart signature page referred to in Section 11(g) below, the Partnership Agreement will not (if Management Partner does not already hold Units), conflict with, violate or cause a breach of any agreement, contract or instrument to which Management Partner is a party or any judgment, order, decree or law to which Management Partner is subject.

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(k) Management Partner understands that the grant of Incentive Units to Management Partner is predicated, in part, on the representations, warranties and covenants of Management Partner contained herein.

8. Survival of Representations and Warranties; Indemnification. All representations and warranties contained herein shall survive the execution of this Agreement and the grant of the Incentive Units contemplated hereby. Management Partner agrees to indemnify and hold harmless the Partnership from any liability, loss or expense (including, without limitation, reasonable attorneys’ fees) if Management Partner has breached any representation or warranty hereunder.

9. No Right of Continued Employment. Neither the grant of the Incentive Units nor anything contained in this Agreement shall confer upon Management Partner any right to continue in the employ of the Company Group, or to prohibit or restrict the Company Group from terminating Management Partner’s employment at any time or for any reason whatsoever, with or without Cause, notwithstanding the effect any such action may have on Management Partner, this Agreement, the Partnership Agreement or any Incentive Units that are or would otherwise be granted under this Agreement and notwithstanding that this Agreement is being entered into with respect to services anticipated to be provided to the Company Group on or after the date hereof.

10. Taxes. Management Partner and Management Partner’s spouse, if applicable, shall execute and deliver to the Partnership with this executed Agreement a copy of the election pursuant to Section 83(b) of the Code (the “83(b) Election”) substantially in the form attached hereto as Exhibit B. The Partnership shall not be liable or responsible in any way for the tax consequences to Management Partner relating to the grant, ownership, or vesting and related lapsing of any forfeiture conditions, of the Incentive Units hereunder. Management Partner agrees to determine and be responsible for any and all tax consequences to himself or herself related to the grant, ownership, or vesting and related lapsing of any forfeiture conditions, of the Incentive Units.

11. Miscellaneous.

(a) Notices. All notices or other communications required or permitted hereunder will be in writing and will be deemed given or delivered when delivered personally or sent by telecopy with confirmation of transmission by the transmitting equipment, four days after being mailed by registered or certified mail, return receipt requested, or one day after being sent by private overnight courier, addressed as follows:

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If to the Partnership:

Disco Topco Holdings (Cayman) L.P.

c/o Apax Partners, L.P.

601 Lexington Ave #53

New York, New York 10022

United States of America

Attention:

If to the Management Partner, to the address set forth on the signature page hereto.

(b) Successors and Assigns. This Agreement may not be transferred or assigned by the Management Partner without the written consent of the Partnership. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, however, that nothing contained herein will be construed as granting to the Management Partners the right to transfer any of their Units except in accordance with this Agreement and the Partnership Agreement.

(c) Entire Agreement; Amendments. This Agreement, the Partnership Agreement and that certain side letter between the Management Partner and the Partnership dated on or about August 1, 2016, contain the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged, or terminated except by an instrument in writing executed by the parties hereto.

(d) Interpretation. Titles to articles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(e) Waivers. The failure of any party hereto to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to constitute a waiver of any other or subsequent breach.

(f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any requirements of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any judicial determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Any

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provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

(g) Facsimile Signatures; Counterparts. Facsimile transmissions of any executed original instrument or document and/or retransmission of any executed facsimile transmission will be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other party will confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement.

(h) Applicable Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware, without regard to conflicts of law principles that would direct the application of the laws of any jurisdiction. Each of the parties hereto irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(i) Arbitration.

(1)

Each of the parties hereto mutually consents to the resolution by final and binding arbitration of any and all disputes, controversies or claims between or among any of them and/or with the Partnership, arising out of or relating to this Agreement or the breach thereof, and any dispute as to the arbitrability of a matter under this provision (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. All Disputes shall be resolved exclusively by arbitration administered by the American Arbitration Association (“AAA”) under the AAA Employment Arbitration Rules and Mediation Procedures then in effect (the “AAA Rules”). Notwithstanding the foregoing, each of the parties hereto shall have the right to (i) seek a restraining order or other injunction in aid of arbitration in any court of competent jurisdiction, or (ii) interim injunctive relief from the arbitrator pursuant to the AAA Rules, in each case to prevent any violation of Management Partner’s obligations under any applicable non-competition, non-solicitation, confidentiality or other post-termination covenant that Management Partner now has or later has with the Partnership or any of its subsidiaries.

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(2)

Any arbitration proceeding brought under this Agreement shall be conducted in Chicago, IL or another mutually agreed upon location before one arbitrator selected in accordance with the AAA Rules. Each party to any Dispute shall pay its own expenses, including attorneys’ fees. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in court, including, but not limited to, general and special damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(3)

Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court having jurisdiction thereof. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(4)

It is part of the essence of this Agreement that any Disputes hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the parties hereto agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

(j) Specific Performance. Except as specifically provided in Section 4, the parties hereby agree that in the event of any breach or threatened breach of any covenant, obligation or other provision set forth in this Agreement for the benefit of another party, such other party will be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

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(k) No Third Party Beneficiaries. This Agreement is intended to be solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

(l) Cooperation. Each party hereto will cooperate and will take such further action and will execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement. To the extent that the Management Partner does not already hold Units, upon executing this Agreement Management Partner will be deemed to have duly and validly executed and delivered the Partnership Agreement, and the Partnership Agreement shall constitute legal, valid and binding obligations of Management Partner, enforceable against Management Partner in accordance with its terms, subject, as to the enforcement of remedies, to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors and general principles of equity.

**SIGNATURE PAGE TO FOLLOW**

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DISCO TOPCO HOLDINGS (CAYMAN), L.P.

By:	DISCO (CAYMAN) GP CO.,
as its general partner

By:
Name:
Title: Authorized Signatory

MANAGEMENT PARTNER

By:
Name: Michael Jackowski
Address:

[Signature Page to Unit Award Agreement]

Exhibit A

Partnership Agreement

Exhibit B

83(b) Election Form

In order to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, a statement similar to that below should be executed by the employee. Within thirty days after the restricted property has been transferred, one copy of this statement should be submitted to the employer and a second copy should be filed with the Internal Revenue Service Center with which the employee normally files his Federal income tax return.

---

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1. The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER: Michael Jackowski

NAME OF SPOUSE:

ADDRESS:

IDENTIFICATION NO. OF TAXPAYER: (SS#)

IDENTIFICATION NO. OF SPOUSE: (SS#)

TAXABLE YEAR: 2016

2. The property with respect to which the election is made is described as follows: ___ Class D Units (together, the “Incentive Units”) of Disco Topco Holdings (Cayman) L.P. (the “Partnership”).

3. The date on which the property was transferred is: ______.

4. The property is subject to the following restrictions:

The Incentive Units may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Partnership. These restrictions lapse upon the satisfaction of certain conditions in such agreement.

5. The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $0.

6. The amount (if any) paid for such property is: $0.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: __________, 2016
Michael Jackowski, Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated: __________, 2016
Spouse of Taxpayer

Exhibit B

RESTRICTIVE COVENANTS AGREEMENT

In consideration of (a) my employment or continued employment by Duck Creek Technologies, LLC and/or any of its subsidiaries (the “Company” and, together with Disco Topco Holdings (Cayman), L.P. (the “Parent”) and all of its affiliates (other than any investors or equity holders in the Parent) collectively, the “Company Entities”), (b) my receipt of Class D Units pursuant to the Parent’s Amended and Restated Agreement of Limited Partnership, dated on or about August 1, 2016, (c) the provision by the Company Entities of trade secrets and confidential information to me, (d) the Company Entities’ introduction to me of their clients and customers, and other good and valuable consideration, the receipt and sufficiency of which I acknowledge, I agree to the terms and conditions of this Restrictive Covenants Agreement (this “Agreement”) as follows:

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company Entities’ business, technology, business relationships, employee and consultant relationships or financial affairs that the Company Entities have not released to the general public (or is otherwise not known within the relevant trade or industry) and which I received during employment with (i) the Company on or after the closing (“Closing”) of the transaction contemplated by the Transaction Agreement among the Parent, Accenture LLP (“Accenture”), Accenture International SARL, and Disco (Cayman) Acquisition Co., dated on or about of April 15, 2016 (the “Transaction Agreement”) or (ii) prior to the Closing, Accenture (provided, with respect to Accenture, such information will only include information which is transferred in connection with the transactions contemplated by the Transaction Agreement (collectively, “Proprietary Information”)) is and will be the exclusive property of the Company Entities. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public (or otherwise known within the trade or relevant industry), such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections, customer lists, prospective customer lists and any customer and/or prospective customer list database; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company Entities from their respective customers or suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose any Proprietary Information to anyone outside of the Company Entities other than in connection with the performance of my duties as an employee of the Company or any Company Entity, or use any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company or any Company Entity. I will cooperate with the Company Entities and use my reasonable best efforts to prevent the unauthorized disclosure of all Proprietary Information. I will deliver to the Company all copies of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment, except to the extent I am permitted to retain such information pursuant to Section 19 of this Agreement. Notwithstanding anything to the contrary in this Agreement or otherwise, I shall be permitted to disclose Proprietary information (i) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between myself and any Company Entity, including, but not limited to, the enforcement of such agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (ii) as required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over me; provided, in such event, to the extent legally permitted, I give the Company reasonable notice of such requirement and an opportunity to oppose such request (and I will reasonably cooperate with the Company in such opposition).

3. Rights of Others. I understand that the Company Entities are now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons which require the Company Entities to protect or refrain from use of such third persons’ proprietary information. I agree to be bound by the non-disclosure or confidentiality terms of such agreements in the event I have access to such proprietary information and have knowledge of such agreements.

4. Commitment to Company Entities; Avoidance of Conflict of Interest. While an employee of the Company, I will devote my full business time and efforts to the business of the Company Entities and I will not engage in any other business activity that conflicts with my duties to the Company Entities. I will advise of the Company or his or her nominee at such time as any activity of either the Company Entities or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. I will take whatever action is reasonably requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist. Notwithstanding the foregoing, during employment (and thereafter) I can manage my personal and family investments, engage in charitable and/or educational activities, including service on boards of directors of charitable and/or educational organizations, serve on industry advisory committees and/or boards and, to the extent approved by the board of directors of Parent, serve as a member of the board of directors or managers of any for-profit entity; provided that such activities do not interfere with my duties and responsibilities to the Company Entities.

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5. Developments. I will make full and prompt disclosure to the Company of all Developments during the period of my employment that: (a) relate to the business of any Company Entity or any customer of or supplier to any Company Entity or any of the products or services being researched, developed, manufactured or sold by any Company Entity or which may be used with such products or services; or (b) result from tasks assigned to me by a Company Entity; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company Entity (collectively, “Company-Related Developments”). I acknowledge that all copyrightable Company-Related Developments are created by me on a “work for hire” basis. To the extent any such copyrightable work is deemed by a court not be a “work for hire” and with respect to all other Intellectual Property Rights in any Company-Related Developments, I hereby do assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company Entities and their successors and assigns all my right, title and interest in all such Company-Related Developments. “Developments” means inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, whether or not patentable or copyrightable that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction. “Intellectual Property Rights” means all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, trade secrets and other intellectual property rights in all countries and territories worldwide and under any international conventions.

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my employment with the Company or Accenture (and, with respect to Accenture, which are not being transferred in connection with the transactions contemplated by the Transaction Agreement) that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company’s product, process or machine or other work done for the Company Entities, I hereby grant to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which the Company actually is engaged or is

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planning to be engaged or was engaged anytime while I was employed by the Company Entities, and does not result from the use of premises or equipment owned or leased by the Company Entities. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or accrue in any Company-Related Developments.

6. Documents and Other Materials. I will keep and maintain adequate and current records of Company-Related Developments developed by me during my employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company Entities. Any property situated on a Company Entities’ premises and owned by any Company Entity, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my employment for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company Entities or to my work for the Company Entities, and will not take or keep in my possession any of the foregoing or any copies. Notwithstanding anything to the contrary in this Agreement or otherwise, I may retain the information set forth in Section 19 below.

7. Enforcement of Intellectual Property Rights. I will cooperate with the Company at its sole expense, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. At the Company’s sole expense, I will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company reasonably deems necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take such actions as the Company reasonably deems necessary or desirable in order to protect its rights and interests in any Company-Related Development.

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8. Non-Competition and Non-Solicitation. In order to protect the Company Entities’ Proprietary Information and good will, while I am employed by the Company and for a period of twelve (12) months following the termination of my employment for any reason, except as provided in the last two sentences of this Section 8, I agree that I will not directly or indirectly: (a) perform the same or similar services in the Restricted Area (as defined below) for any Competitor (as defined below) as those I performed for the Company Entities during my employment with the Company; (b) engage in or become employed in any capacity by, or become an officer, director, agent, consultant, contractor, shareholder or partner of any partnership, corporation or entity that at the time of my engagement is engaged in, or is planning to engage in, the Business, unless I am engaged solely by a division or affiliate of such partnership, corporation or entity that does not engage in the Business and the entity or division, as applicable, which engages in the Business represents no more than 10% of such entity’s (or, in case of an affiliate, the entire controlled group’s) annual revenues and I am not involved, directly or indirectly, in any plans to engage in the Business, or I am providing services to a portfolio company of a private equity fund which does not engage in the Business (even if the private equity fund has another portfolio company which engages in the Business; provided I provide no services to such other portfolio company or advise on the acquisition or purchase of any Competitor) or have a passive (no more than 5%) equity interest in a private equity or hedge fund that owns an entity engaged in or planning to be engaged in the Business as long as I do not provide services directly to such Business (“Carve-out”); (c) on behalf of a Competitor: (i) call upon, solicit, contact, or provide any services (or attempt to do any of the foregoing) for any Customer or Potential Customer of the Company Entities that I called upon, solicited, contacted, or serviced for the Company Entities (or for Accenture but only with respect to a client or customer who continued to be a client or customer of the Company after the Closing) during my employment or, on or following my termination date, within the two years prior to my termination date; (ii) call upon, solicit, contact, or provide any services (or attempt to do any of the foregoing) for any Customer or Potential Customer; (iii) call upon, solicit, or contact or provide any services to any vendor or supplier of the Company Entities who during my employment is a vendor or supplier of any of the Company Entities, or on or following my termination date, was a vendor or supplier of the Company Entities during the 24 month period prior to my termination date or about whom I had knowledge; or (iv) otherwise divert or take away (or attempt to do any of the foregoing) any business of the Company Entities to a Competitor of the Company Entities; or (d) undertake planning for or organization of a business competitive with the Company Entities’ Business.

Notwithstanding the foregoing, nothing in this Section 8 shall be violated by actions taken in the good faith performance of my duties to the Company Entities or any activities by me permitted by the Carve-out.

I recognize and agree that as part of my job duties and responsibilities, I will be providing services for or on behalf of the Company Entities that are coextensive with the entire geographic scope of the Company Entities’ business, and that because of the global nature and scope of these executive duties and responsibilities and because of the global nature and scope of the Company Entities’ business and their focus on the Business, my performance of my duties and responsibilities is not tied to any specifically designated territory or geographic region.

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Accordingly, the “Restricted Area” shall mean the geographical areas in which the Company Entities (i) are actively marketing their products and services as of my last day of employment with the Company or (ii) have made a significant investment in time and money to prepare to market their products and services within one (1) year prior to the Termination Date.

“Business” means the business of selling policy, billing and/or claims software to property and casualty insurance companies.

“Competitor” shall mean any person or entity that engages in the Business but shall not include any division, subsidiary or affiliate of a person or entity engaged in the Business (and such entity or division, as applicable, which engages in the Business represents no more than 10% of such entity’s (or, in case of an affiliate, the entire controlled group’s) annual revenues) if such division, subsidiary or affiliate does not itself engage in the Business; provided, however, that I shall not interact on business matters with any individual employed by any such division, subsidiary or affiliate engaged in the Business.

“Customer” shall mean during my employment any person or entity who purchased or contracted to purchase any products or services offered by the Company in the Company Entities’ Business and, on or following my termination date, any person or entity which, at any point during the twelve (12) month period of time preceding termination of my employment with the Company for any reason, purchased or contracted to purchase any products or services offered by the Company in the Company Entities’ Business.

“Potential Customer” shall mean during my employment any person or entity who is identified on a list by any Company Entity as a potential client or customer for the Business and on or following my termination date, any person or entity which, at any point during the twelve (12) month period of time preceding termination of my employment with the Company for any reason, was identified on a list as a potential client or customer of the Business.

In addition to the above provisions of this Section 8, while I am employed by the Company and for a period of twelve (12) months following the termination of my employment for any reason (“Non-Solicitation Restricted Period”), I agree that, other in the ordinary course of performing my duties for any Company Entity, I will not directly or indirectly or by action in concert with others, (A) encourage or influence (or seek to encourage or influence) any person who is an employee, director, or independent contractor of the Company Entities, or on or following the termination of my employment, was an employee, director or independent contractor during the last year of my employment with the Company, to terminate employment or engagement with the Company Entities; (B) combine or coordinate with other employees, directors, agents, contractors or other representatives of the Company Entities for the purpose of organizing any business activity competitive to the Company Entities’ Business; or (C) solicit or hire any person who is or was engaged as an employee, director or independent contractor by the Company Entities during the last year of my employment with the Company. To the extent permitted by applicable law, in the event of a proven breach of this Section 8 by me, the Non-

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Competition Restricted Period and the Non-Solicitation Restricted Period set forth herein shall be extended automatically by the period of such breach. All of the foregoing provisions of this Section 8 notwithstanding, I may own not more than five percent (5%) of the issued and outstanding shares of any class of securities of an issuer whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended as long as such investment is a passive investment and I have no control over the business.

Notwithstanding anything herein to the contrary, the foregoing restrictions shall not apply with regard to (i) general solicitations that are not specifically directed to employees, agents or independent contractors of any Company Entity or (ii) actions taken in the good faith performance of my duties for and/or for the benefit of the Company Entities. For the avoidance of doubt, the foregoing restrictions shall not apply with regard to solicitations or hirings by any of my future employers without my direct or indirect involvement; provided, however, that I have not directed or caused any such employer to solicit or hire any such employee, agent or independent contractor.

9. Government Contracts. I acknowledge that the Company Entities may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company Entities regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company Entities. In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights which I have or acquire in any

Developments, full title to which is required to be in the United States under any contract between the Company Entities and the United States or any of its agencies.

10. Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to my attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if I (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

11. Cooperation. During my employment with the Company and at all times thereafter, at the request of the Company, upon reasonable notice and at reasonable times (taking into account my other personal and business commitments), I shall cooperate fully with the Company Entities in any (a) litigation, administrative proceeding or inquiry that involves the Company Entities or their then-current or former officers, directors, employees or agents; and/or (b) investigation or inquiry conducted by or on behalf of the Company Entities or any governmental or regulatory authority, in each case, with respect to any matter about which I have knowledge or information or in which I was involved. The Company shall reimburse me for reasonable out-of-pocket expenses incurred by me under this Section 11 (provided that I provide the Company with reasonable documentation of such expenses).

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12. Nondisparagement. Following termination of my employment and at all times thereafter, I will not make or publish, or cause to be made or published, any statement or information that disparages or defames any of the Company Entitles or any of their respective partners, officers, directors, shareholders, or employees. The Company agrees not to intentionally make or publish, or cause to be made or published, any official statement or formal announcement that disparages or defames me. Notwithstanding the foregoing, nothing in this Section 12 shall prevent the parties from making any truthful statement (a) necessary with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between myself and any Company Entity, including, but not limited to, the enforcement of such agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (b) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the party.

13. Prior Agreements. I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer (other than Accenture) or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company (except my employment with Accenture). I will not disclose to the Company Entities or induce the Company Entities to use any confidential or proprietary information or material belonging to any previous employer (except Accenture) or others.

14. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company Entities and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company Entities substantial and irrevocable damage and therefore, in the event of such breach, the Company Entities, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. If I violate this Agreement, as determined by a final judgment of a court of competent jurisdiction, in addition to all other remedies available to the Company Entities at law, in equity, and under contract, I agree that I am obligated to pay the Company Entities’ reasonable costs of enforcement of this Agreement, including attorneys’ fees and expenses.

15. Use of Voice, Image and Likeness. During my employment and for a reasonable period thereafter, I give the Company permission to use any and all of my voice, image and likeness, with or without using my name, in connection with the products and/or services of the Company Entities, for the purposes of advertising and promoting such products and/or services and/or the Company Entities, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

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16. Publications and Public Statements. Other than in the ordinary course of the Company’s business, I will obtain the Company’s written approval before publishing or submitting for publication outside the Company any material that relates to my work at the Company and/or incorporates any Proprietary Information.

17. No Employment Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment. I acknowledge that, unless otherwise provided in my employment agreement with the Company, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason, with or without cause.

18. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment. I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination. The Company will have the right to assign this Agreement to its successors and assigns.

19. Exit Interview; Return of Company Property. If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement. For eighteen (18) months following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer and the nature of my activities, reasonably related to the Business; provided that the failure to provide any such notice shall not constitute a waiver of any right or remedy I may have hereunder or under any employment, equity or other contractual arrangement with any of the Company Entities. On my last day of employment with the Company or upon an earlier request by the Company, to the extent practicable, or as soon as reasonably practicable following my last day of employment with the Company, I shall promptly return to the Company any and all documents and other physical or tangible things regardless of whether in paper or electronic form, in my possession, custody or control, that are the property of any of the Company Entities, and any and all documents or other tangible things in my possession, custody or control that disclose or embody any technical or other information that is confidential or proprietary to the Company Entities or any third party that has disclosed such information to any of the Company Entities subject to an obligation of confidentiality. I agree to return and not destroy, alter, erase or otherwise change any software, data or other information belonging to any of the Company Entities. Notwithstanding the foregoing and for the avoidance of doubt, I am entitled to maintain, and the Company Entities acknowledge my right in respect of, individual personnel documents, such as my payroll and tax records and any documents or information relating to my compensation and/or equity interests in any Company Entity.

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20. Disclosure to Future Employers. I agree that prior to accepting employment or engagement with any other person during my employment with the Company, and for eighteen (18) months after my last day of employment with the Company, I shall inform such prospective employer or prospective counterparty of the existence and details of this Agreement and provide such prospective employer or prospective counterparty with a copy of this Agreement, and, in addition, I agree that promptly following the commencement of employment or engagement with such person during such period, I shall provide the Company with written notice, including (a) the name of the employer or counterparty; (b) the business engaged in or to be engaged in by the employer or counterparty; (c) my position with the employer or counterparty; (d) the location of my employment or engagement and (e) the territory in which I have job duties or responsibilities; provided, however, that the foregoing shall apply if and only to the extent that any covenant or commitment set forth in this Agreement would be relevant with respect to such person; and, provided further, that my failure to provide any such notice shall not constitute a waiver of any right or remedy I may have hereunder or under any employment, equity or other contractual arrangement with any of the Company Entities.

21. Severability; Blue-Penciling. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

22. Interpretation. This Agreement will be deemed to be made and entered into in the State of Illinois, and will in all respects be interpreted, enforced and governed under the laws of the State of Illinois without regard to conflicts-of-law principles. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Illinois and of any state and county in which the Company contends that I have breached this Agreement for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

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IN WITNESS WHEREOF, I have duly executed this Agreement as of the date below.

Signed:	/s/ Michael Jackowski

Type or print name: Michael Jackowski

Date:

Acknowledged and Confirmed

Disco Topco Holdings (Cayman), L.P.
By: Disco (Cayman) GP Co., its general partner

By:	/s/ Umang Kajaria
Name:	Umang Kajaria
Title:	Authorized Signatory

Duck Creek Technologies LLC

By:	/s/ Umang Kajaria
Name:	Umang Kajaria
Title:	Authorized Signatory

[Signature Page to Restrictive Covenants Agreement]

EXHIBIT A

To: Duck Creek Technologies, LLC.

From: Michael Jackowski

Date:

SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company and Accenture that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor

☐	None

☐	See below:

Exhibit C

RELEASE OF CLAIMS

As a condition precedent to Michael A. Jackowski (“Employee”) receiving payments as provided for in Section 7(b) of that certain Employment Agreement by and between Duck Creek Technologies LLC (the “Company”) and Employee, dated [•] (“the Employment Agreement”), Employee hereby agrees to the terms of this Release of Claims (this “Release”) as follows:

1. Release.

Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors and/or assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges the Company, its parent, and each of their subsidiaries, affiliates and partnerships, and all of their past and present employees, officers, directors, agents, owners, shareholders, representatives, members and attorneys, and all of their successors and assigns (collectively, the “Released Parties”), from all claims, charges, demands, causes of action, and liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Employee has or may have against the Released Parties (i) from the beginning of time through the date upon which Employee signs this Release, including any Claims for an alleged violation of any or all federal, state and local laws or regulations, including, but not limited to the following, each as may be amended and as may be applicable: Title VII of the Civil Rights Act; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Rehabilitation Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Equal Pay Act; the Employee Retirement Income Security Act; the National Labor Relations Act; Uniformed Services Employment and Reemployment Rights Act; the Equal Pay Act; the False Claims Act; Sections 1981 through 1988 of Title 42 of the United States Code; the Occupational Safety and Health Act; the Fair Labor Standards Act; the Illinois Human Rights Act; the Right to Privacy in the Workplace Act; the Illinois Health and Safety Act; the Illinois Worker Adjustment and Retraining Notification Act; the Illinois One Day Rest in Seven Act; the Illinois Union Employee Health and Benefits Protection Act; the Illinois Employment Contract Act; the Illinois Labor Dispute Act; the Victims’ Economic Security and Safety Act; the Illinois Whistleblower Act; the Illinois Equal Pay Act; Cook County Human Rights Ordinance; Chicago Human Rights Ordinance; the Illinois Constitution; Claims for negligent or intentional infliction of emotional distress, breach of contract, fraud or any other unlawful behavior, and/or punitive damages, liquidated damages, penalties, attorneys’ fees, costs and/or expenses or (ii) arising under any agreement between Employee and any Released Party; provided, however, that this Release does not bar any Claims (A) with respect to Employee’s rights under Sections 5(f), 7(b), 7(d), 18 or 19 of the Employment Agreement, (B) that may not be waived by private agreement under applicable law, such as claims for workers’ compensation or unemployment insurance benefits, (C) with respect to indemnification, advancement of expenses and/or coverage under any director and officer insurance policy, including pursuant to any written agreement or corporate governance document or limited partnership of any Released Party, (D) with respect to all rights under the Company’s 401(k) plan, (E) with respect to the Class C Units or Class D Units of the Issuer (as defined in the Employment Agreement) or (F) with respect to Employee’s rights under the term sheet between Employee and Accenture LLP dated as of April 13, 2016. Nothing in this Release prohibits or restricts Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment; provided that Employee hereby waives the right to recover any monetary damages or other relief against any Released Parties with respect to Claims released by Employee herein.

2. Consultation/Voluntary Agreement. Employee acknowledges that the Company has advised Employee of Employee’s right to consult with an attorney prior to executing this Release. Employee has carefully read and fully understands all of the provisions of this Release. Employee is entering into this Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing and not revoking this Release.

3. Review and Revocation Period.

(a) Employee has been given at least twenty-one (21) calendar days (including the time period permitted under Section 7(b) of the Employment Agreement) to consider the terms of this Release, although Employee may sign it sooner.

(b) Employee will have seven (7) calendar days from the date on which such Employee signs this Release to revoke Employee’s consent to the terms of this Release. Such revocation must be in writing and must be e-mailed to [TO COME]. Notice of such revocation must be received within the seven (7) calendar days referenced above.

(c) In the event of such revocation by Employee, this Release shall be null and void in its entirety and Employee shall not have any rights to the payments set forth above. Provided that Employee does not revoke this Release within the time period set forth above, this Release shall become effective on the eighth (8th) calendar day after the date upon which Employee signs it.

4. Savings Clause. If any term or provision of this Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Release is invalid, illegal or unenforceable, this Release shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee signs this Release.

5. Third-Party Beneficiaries. Employee acknowledges and agrees that all Released Parties are third-party beneficiaries of this Release and have the right to enforce this Release.

6. Governing Law. This Release shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

IN WITNESS WHEREOF, Employee has executed this Release, as of the below-indicated date, which may be signed and delivered by facsimile or .pdf.

EMPLOYEE

Michael A. Jackowski

Date Executed:

[Signature Page to Exhibit C – Michael Jackowski Employment Agreement]